EXHIBIT 5

      Opinion Regarding Legality by Holme Roberts & Owen LLP

             [Letterhead of Holme Roberts & Owen LLP]

March 25, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   Mason Oil Company, Inc.
      Form S-8 Registration Statement
      Consulting Fee Agreement

Ladies and Gentlemen:

This firm has acted as counsel to Mason Oil Company, Inc. (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the issuance of an aggregate of 1,050,0000 shares of common stock, $0.001 par value per share of the Company (the "Common Stock") pursuant to the Consulting Fee Agreement (the "Plan").

We have examined the Company's Articles of Incorporation and bylaws and the record of its corporate proceedings with respect to the registration statement and have made such other investigation as we have deemed necessary in order to express the following opinion.

Based on the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Utah.

2. The Common Stock, when issued as contemplated by the Plan and the registration statement, and when the services to be rendered in consideration therefor have been rendered, will be legally issued, fully paid and nonassessable.

We hereby consent to all references to this firm in the registration statement and all amendments to the registration statement. We further consent to the use of this opinion as an exhibit to the registration statement.

Very truly yours,

Holme Roberts & Owen LLP


By   /s/ P. Christian Anderson
   --------------------------------
        P. Christian Anderson, Esq.






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